Exhibit 10.1
LOAN AND SECURITY AGREEMENT

Between

COSTA BLANCA II REAL ESTATE, LLC, a Florida limited liability company, COSTA BLANCA III REAL ESTATE, LLC, a Florida limited liability company, TDS TOWN HOMES (PHASE 1), LLC, a Florida limited liability company and TDS TOWN HOMES (PHASE 2), LLC, a Florida limited liability company, jointly and severally, as Borrower,

AND

KENNEDY FUNDING, INC.
as Agent for the
lenders named herein

Date: as of April 20, 2007

TABLE OF CONTENTS

Page

1.	Definitions	1
2.	The Loan.	4
3.	The Note	7
4.	Grant of Security Interest.	7
5.	Conditions Precedent to Lender’s Obligations	9
6.	Representations and Warranties of Borrower	11
7.	Survival of Representations and Warranties	16
8.	Affirmative Covenants	16
9.	Negative Covenants of Borrower	20
10.	Events of Default	23
11.	Remedies.	24
12.	Payment of Expenses.	26
13.	Lender’s Right to Assign	27
14.	Default Interest Rate	27
15.	Usury Savings	27
16.	Notices	27
17.	No Waiver	28
18.	Failure to Exercise Rights	28
19.	Prohibition Against Exercise of Rights Applicable Only to Individual Lenders	29
20.	Miscellaneous.	29
21.	Successors and Assigns.	31
22.	Waiver of Jury Trial	31
23.	Releases of Collateral.	32

Schedules
Schedule A	- Description of the Collateral
Schedule B	- Principal Loan Documents
Schedule C	- Criteria for Funding of Holdback
Schedule D	- Lenders
Exhibit A	- Description of TDS Property

LOAN and SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”), dated as of April 20, 2007, between COSTA BLANCA II REAL ESTATE, LLC, a Florida limited liability company, having an address at 2460 Sand Lake Road, Orlando, Florida 32809, COSTA BLANCA III REAL ESTATE, LLC, a Florida limited liability company, having an address at 2460 Sand Lake Road, Orlando, Florida 32809, TDS TOWN HOMES (PHASE 1), LLC, a Florida limited liability company, having an address at 2460 Sand Lake Road, Orlando, Florida 32809 and TDS TOWN HOMES (PHASE 2), LLC, a Florida limited liability company, having an address at 2460 Sand Lake Road, Orlando, Florida 32809, jointly and severally (collectively, “Borrower”), and KENNEDY FUNDING, INC. (“Agent”), a New Jersey corporation having an address at Two University Plaza, Suite 402, Hackensack, New Jersey 07601, as agent for the lenders identified on Schedule D attached hereto and incorporated herein by reference, in each case having an address care of Kennedy Funding, Inc., Two University Plaza, Suite 402, Hackensack, New Jersey 07601 (the aforesaid Agent and lenders are hereinafter collectively referred to as “Lender”).

W I T N E S S E T H

WHEREAS, Borrower has requested that Lender make a loan to Borrower in the amount of TWENTY FOUR MILLION NINE HUNDRED THOUSAND ($24,900,000) DOLLARS (the “Loan”), subject to and upon the terms and conditions hereinafter contained, which Loan shall be evidenced by a Promissory Note as of even date herewith from Borrower to Lender (the “Note”);

WHEREAS, the Loan is to be secured by certain instruments, agreements and documents, including, but not limited to, those items identified in the Principal Loan Documents as set forth on Schedule B hereto and made a part hereof, and payment and performance of the Loan is to be guaranteed pursuant to that certain guaranty of even date herewith from Guarantor (as hereinafter defined) to Lender (“Guaranty”);

WHEREAS, capitalized terms not otherwise defined herein shall have those meanings assigned to them in the Loan Documents (as hereinafter defined); and

WHEREAS, Lender has agreed to make the Loan to Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and conditions hereinafter set forth, Borrower and Lender hereby agree as follows:

1. Definitions. As used herein:

(a) “Account” or “Accounts Receivable” means, in addition to the definition of account as contained in the Uniform Commercial Code, the right of

Borrower to receive payment for goods sold or leased or for services rendered which are not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

(b) “Account Debtor” means, in addition to the definition of account debtor as contained in the Uniform Commercial Code, the person or persons obligated to Borrower on an Account, or who is represented by Borrower to be so obligated.

(c) “Affiliate” of any Person (as hereinafter defined) shall mean any other Person which, directly or indirectly, controls or is controlled by, or is under common control with such Person. For the purposes of this definition, “controls” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(d) “Business Day” shall mean any day upon which banks located in the State of New Jersey generally are open to conduct regular banking business.

(e) “Closing Date” shall mean the date on which this Agreement is executed by the parties hereto and the conditions set forth in Paragraph 5 are fulfilled to the satisfaction of Lender.

(f) the “Collateral” shall mean the Real Property Collateral, the Collateral described in Paragraph 4 hereof, any other collateral described in any Loan Document and any other property of Borrower and/or Guarantor now or hereafter subject to a security agreement, mortgage, pledge, assignment or other document granting Lender a security interest therein and/or securing the Loan.

(g) the “Default Rate” shall have the meaning ascribed thereto in the Note.

(h) “Dollar” or “$” or “dollar” or any other terms of similar import shall mean United States Dollars, it being understood and agreed that all advances of the Loan shall be made in U.S. Dollars and repaid or reimbursed in U.S. Dollars without reduction for currency exchange fluctuation.

(i) “Environmental Laws” shall mean a collective reference when and as applicable to (i) the Comprehensive Environmental Response, Compensation & Liability Act, as amended, 42 U.S.C. Section 9601 et seq., (ii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., and (iii) any and all other federal, state and local statutes, laws, rules, ordinances, regulations and executive orders pertaining to environmental matters applicable to the Borrower’s business and/or properties, as the same may be amended or supplemented from time to time.

(j) “Governmental Authority” or “Governmental Authorities” shall mean any federal, state, county or municipal governmental agency, board, commission, officer, official or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over Borrower, the Guarantor (as hereinafter defined) or the Collateral.

(k) the “Guarantor” shall collectively mean, jointly and severally, American Leisure Holdings, Inc., TDS Amenities, Inc. and Malcolm Wright.

(l) the “Indemnified Party” and “Indemnified Parties” shall mean Agent and Lender as well as their directors, officers, trustees, partners, employees, agents, attorneys and shareholders.

(m) the “Loan Documents” shall mean this Agreement, the Note, the Mortgage (as hereinafter defined), the Guaranty and any other documents or agreements given to Lender by Borrower or the Guarantor in connection with the Loan whether or not specifically set forth herein.

(n) “Mortgage” shall mean that certain Mortgage and Security Agreement, given by Borrower (as such term is defined therein), as mortgagor, in favor of Lender, as mortgagee, in connection with the Mortgaged Property, which Mortgage is given as security for the due payment of Borrower’s obligations under the Note.

(o) “Person” or “Persons” shall mean any one or more individuals, partnerships, corporations (including a business trust), joint stock companies, limited liability company, trusts, unincorporated associations, joint ventures or other entities, or a foreign state or political subdivision thereof or any agency of such state of subdivision.

(p) “Personalty” shall mean all Accounts, Accounts Receivable, Equipment, Inventory, Goods (as such terms are defined in the Uniform Commercial Code) and other personal property of the Borrower, as more particularly described herein.

(q) “Real Property Collateral” or “Mortgaged Property” shall mean that certain real property owned or leased by Borrower, situated in Polk County, Florida as more particularly described in Schedule A attached hereto and made a part hereof.

(r) “Uniform Commercial Code” shall mean the Uniform Commercial Code, as enacted in the State of Florida and amended from time to time.

2. The Loan.

(a) Provided that no default shall have occurred and be continuing hereunder, Lender agrees, subject to the terms and conditions hereinafter set forth, to advance from time to time (each, an “Advance”) to Borrower up to Twenty Four Million Nine Hundred Thousand ($24,900,000) Dollars.

(b) Subject to a final closing statement prepared by Lender’s counsel and executed by Borrower (the “Closing Statement”), the proceeds of the initial Advance in the amount of Twenty Two Million ($22,000,000) Dollars (the “Initial Advance”) shall be disbursed as follows and used only for the following purposes and as set forth on the Closing Statement:

(1) The sum of Seven Hundred Forty Seven Thousand and 00/100 ($747,000) Dollars shall be disbursed on behalf of Borrower on the Closing Date and simultaneously paid to Lender as a fully earned, non-refundable fee (the “Fee”) in consideration of Lender’s commitment to make the Loan on the terms and conditions stated herein. In no event shall the Fee be applied or credited in reduction of any principal, interest or other sum payable hereunder; and

(2) The sum of Two Million One Hundred Ninety Six Thousand and 00/100 ($2,196,000) Dollars shall be disbursed by Lender on behalf of Borrower on the Closing Date and simultaneously paid to Lender (the “Prepaid Interest”) which shall be credited against interest payments due under the terms of the Note, as such interest payments become due; and

(3) The sum of Two Hundred Forty Nine Thousand and 00/100 ($249,000) Dollars shall be disbursed by Lender on behalf of Borrower on the Closing Date and simultaneously paid to Whitestone Realty Capital, LLC (the “Broker”) as full satisfaction of the Broker’s commission resulting from the consummation of this Loan;

(4) The sum of Six Hundred Eighty Five Thousand and 00/100 ($685,000) Dollars shall be disbursed by Lender on behalf of Borrower on the Closing Date and simultaneously paid to Lender as the balance of the commitment fee (“Commitment Fee”) due to Lender pursuant to the loan commitment letter entered into by and between Borrower and Lender, dated March 20, 2007;

(5) The sum of One Hundred Five Thousand and 00/100 ($105,000) Dollars shall be disbursed by Lender on behalf of Borrower on the Closing Date and simultaneously paid to Cole, Schotz, Meisel, Forman & Leonard, P.A., in payment of its legal fees and Lender’s local counsel’s legal fees;

(c) The foregoing disbursements may be made, notwithstanding contrary directions from Borrower , and for such purpose Borrower agrees that:

A. The foregoing constitutes an irrevocable direction or authorization to so disburse the funds (said authorization being coupled with an interest) and no further direction or authorization from Borrower shall be necessary to warrant any such disbursements; and

B. All such disbursements shall satisfy the obligations of Lender to advance funds to Borrower notwithstanding any other agreement or document to the contrary and shall be secured by the Mortgage as fully as if made by Borrower, regardless of the disposition by the party to whom such disbursements are so made.

(d) Prepaid Interest. So long as no Event of Default and no event which with the passage of time and/or the giving of notice would constitute a default hereunder or under any other Loan Documents shall have occurred, Lender shall credit Borrower from Prepaid Interest to the extent of amounts not so credited for payments of interest under the Note, it being understood, however, that the Prepaid Interest does not in any way limit Borrower’s obligations to make payments of interest under the Note after the Prepaid Interest has been exhausted Any amounts not so credited from Prepaid Interest on the Maturity Date shall be credited to the payment of the Loan, and any remaining Prepaid Interest after payment in full of the Loan shall be disbursed to Borrower. Upon an Event of Default, the Lender may credit to the extent of amounts not so credited from the Prepaid Interest any amounts then due hereunder and under the Loan Documents.

(e) Holdback. A portion of the Loan, in the amount of up to Two Million Nine Hundred Thousand and 00/100 ($2,900,000) Dollars (the “Holdback”) shall be held by Lender, to be disbursed after the date hereof from time to time in accordance with the terms hereof, to reimburse Borrower for construction costs incurred by Borrower in connection with the construction of the swimming pool on that portion of the Mortgaged Property owned by TDS Amenities, Inc. (the “Project”) or as reduced as set forth herein. Each Advance of the Holdback shall accrue interest as of the date when disbursed by Lender. Notwithstanding anything to the contrary contained herein, Lender’s obligation to make any Advance of the Holdback shall be subject to the determination by Lender, in its reasonable discretion, that all of the following conditions are satisfied at the time of the disbursement, each in form, manner and substance satisfactory to Lender and its counsel, and after giving effect thereto: (A) no Event of Default and no event which with the passage of time and/or the giving of notice would constitute a default hereunder or under any other Loan Documents shall have occurred, (B) each representation and warranty set forth in Section 6 herein shall continue to be materially true and correct as if then made, (C) Borrower’s continuing satisfaction of all of the above conditions and each of the following conditions, all in form, manner and substance satisfactory to Lender and its counsel, and (D) if at any time in Lender’s reasonable discretion the loan-to-value ratio based on the “as improved” disposition value of the Real Property Collateral (“Improved Value”) shall not exceed sixty percent (60%), determined as set forth in Subsection (j) of this Section 2:

(1) The conditions for release set forth on Schedule C attached hereto and made a part hereof;

(2) Borrower has obtained from all appropriate Governmental Authorities the appropriate permits and approvals for the work for which the Advance is requested and Lender has been furnished with a filed copy thereof;

(3) All material, equipment and fixtures incorporated in the work at the Property shall have been purchased so that the absolute ownership thereof shall have vested in Borrower immediately upon installation thereof on the Mortgaged Property and Borrower shall have produced and furnished, if required by Lender, the contracts, bills of sale or other agreements under which title thereto has vested;

(4) Borrower has obtained all applicable authorizations, consents, licenses, approvals, and permits of Governmental Authorities for the work for which disbursements are requested; and

(f) Each Advance shall be used by Borrower solely to pay or as reimbursement for the obligations for which such disbursement is sought, and for the purposes set forth in the sources and uses set forth on Schedule C hereof, as applicable.

(g) Lender shall not be required to make any Advance of the Holdback if at the time of the requested Advance: (i) the Mortgaged Property or any portion thereof has been damaged or destroyed by fire or any other casualty and the Borrower is unwilling or unable to repair same using funds other than the proceeds of the Loan or insurance proceeds; (ii) any legal action is pending which may have a material adverse effect upon the ability of Borrower to complete the improvements to the Property or the ability of Borrower to repay the principal and interest on the Loan as it becomes due, or (iii) Lender shall have determined that the undisbursed balance of the loan plus any funds of Borrower is insufficient to fund completion of the project and Borrower is unable or unwilling to produce funds to cover the deficiency.

(h) Lender shall be entitled to reimbursement from the Holdback for all costs and expenses incurred by Lender in connection with each Advance of the Holdback, including, without limitation, on-site engineer or architect inspections to verify work “in place” and the value thereof, which shall be limited to one (1) inspection per draw by Borrower and conducted by Lender or a local consultant retained by Lender at Lender’s discretion, the cost of which shall not exceed Two Thousand Dollars ($2,000) per inspection.

(i) Upon an Event of Default, Lender may, in its sole discretion, apply all or any portion of the Holdback to any outstanding payment, sum or obligation of Borrower under the Loan Documents.

(j) Lender shall notify Borrower of Lender’s determination of the Improved Value (“Lender’s Determination Notice”) as determined by Volpe Real Estate Advisors, Inc. (“Volpe Value”). If Borrower disagrees with Lender’s determination of the Improved Value, Borrower shall notify Lender (“Borrower’s Notice of Disagreement”) within twenty (20) calendar days of Borrower’s receipt of Lender’s Determination Notice, specifying therein Borrower’s determination of the Improved Value as determined by Integra Realty Resources (“IRR Value”). If the IRR Value is within ten (10%) percent of the Volpe Value, then the Improved Value shall be the average of the IRR Value and the Volpe Value. If the IRR Value is not within ten (10%) percent of the Volpe Value, then the Improved Value shall be determined as follows: Volpe Real Estate Advisors, Inc. and Integra Realty Resources shall appoint a third appraiser for the purpose of determining the Improved Value (“Third Party Value”). The Lender and Borrower each agree that the average of the two closest appraisals of the “as improved” disposition value of the Real Property Collateral as determined by the Volpe Value, the IRR Value and the Third Party Value shall be the Improved Value. Borrower shall be responsible for and shall pay all fees associated incurred by Lender in connection with this Section 2(j).

3. The Note. The obligation of the Borrower to repay all monies advanced by Lender to Borrower in connection with the Loan shall be evidenced by this Agreement and the Note. The Loan shall bear interest at the rate(s) set forth in the Note and shall be payable as provided in the Note with final payment due on the Maturity Date (as defined in the Note). All of Borrower’s obligations hereunder and under the Note are secured by the Mortgage and the other Loan Documents. Should the principal of or interest on the Loan become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate per annum specified in the Note during such extension.

4. Grant of Security Interest.

(a) Borrower hereby assigns and pledges to Lender, and hereby grants to Lender a security interest in all property of the following types, wherever located and whether now owned or hereafter owned or acquired by Borrower, whether or not affixed to the Mortgaged Property, in all proceeds (including, without limitation, amounts payable under any policies of insurance with respect thereto), and Products (as such term is defined in the Uniform Commercial Code) thereof in any form, in all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions thereto or therefor, and in all increases or profits received therefrom:

            (1) all Accounts, to the extent that the same relate to the Mortgaged Property and/or the operations at the Mortgaged Property;

(2) all Equipment (as such term is defined in the Uniform Commercial Code), and in all of Borrower’s machinery and equipment of every kind, nature and description, as well as trucks and vehicles of every kind and description, including, but not limited to, trailers, cranes and hoisting equipment, whether presently owned by Borrower or hereafter acquired, and wherever located to the extent that the same relate to the Mortgaged Property and/or the operations at the Mortgaged Property;

(3) all Inventory (as such term is defined in the Uniform Commercial Code);

(4) all General Intangibles (as such term is defined in the Uniform Commercial Code), to the extent that the same relate to the Mortgaged Property and/or the operations at the Mortgaged Property;

(5) all deposit accounts of Borrower with Lender, now or hereafter existing, and all money, instruments, securities, documents, chattel paper, credits, claims, performance bonds, payment bonds, all other forms of surety to the extent that the same relate to the Mortgaged Property and/or the operations at the Mortgaged Property, and other property of Borrower now or hereafter in the possession or custody of Lender or any of its agents;

(6) all Chattel Paper (as such term is defined in the Uniform Commercial Code), to the extent that the same relate to the Mortgaged Property and/or the operations at the Mortgaged Property, including, but not limited to, all such Chattel Paper now or hereafter left in the possession of Lender for any purpose;

(7) all Instruments (as such term is defined in the Uniform Commercial Code), including any negotiable instruments or a securities, or any other writing which evidences a right to the payment of money and is of the type which is, in the ordinary course of business, transferred by delivery with any necessary endorsement or assignment whether presently owned by Borrower or hereafter acquired, to the extent that the same relate to the Mortgaged Property and/or the operations at the Mortgaged Property, including, but not limited to, all such Instruments now or hereafter left in the possession of Lender for any purpose;

(8) all Documents (as such term is defined in the Uniform Commercial Code);

(9) all Goods (as such term is defined in the Uniform Commercial Code), to the extent that the same relate to the Mortgaged Property and/or the operations at the Mortgaged Property whether presently owned by Borrower or hereafter acquired; and

(10) all books and records, including, without limitation, customer lists, credit files, computer programs, print-outs and other computer materials and records of Borrower pertaining to all of the Collateral.

(b) Borrower will perform any and all steps requested by Lender to create and maintain in Lender’s favor a first and valid lien on and security interest in the Collateral or pledges of Collateral, including, without limitation, the execution, delivery, filing and recording of financing statements and continuation statements, supplemental security agreements, notes, filings with federal government offices and any other documents necessary, in the opinion of Lender, to protect its interest in the Collateral which liens shall be exclusive except for those liens expressly permitted elsewhere herein. Lender and its designated officer are hereby appointed Borrower’s attorney-in-fact to do all acts and things which Lender may deem necessary to perfect and continue perfected the security interests and Liens provided for in this Agreement, including, but not limited to, executing financing statements on behalf of Borrower.

5. Conditions Precedent to Lender’s Obligations. Lender shall not be obligated to make the Loan hereunder unless Lender shall have received the following, all in form and substance satisfactory to the Lender in all respects:

(a) the Note, duly executed by each Borrower;

(b) the Mortgage, duly executed by each Borrower;

(c) this Agreement, duly executed by each Borrower;

(d) the Guaranty, duly executed by each Guarantor;

(e) the Assignment of Leases and Rents, duly executed by each Borrower;

(f) the Assignment of Licenses, Contracts, Plans, etc., duly executed by each Borrower;

(g) the Environmental Indemnity Agreement, duly executed by each Borrower and Guarantor;

(h) the Document Re-Execution Agreement, duly executed by each Borrower and Guarantor;

(i) the Closing Statement, duly executed by each Borrower;

(j) certificates of insurers, or other evidence satisfactory to Lender, indicating that Borrower and Guarantor have obtained the policies of insurance as are required under the terms of the Mortgage;

(k) a paid title insurance policy (without survey exception) in the full amount of the Loan issued by a title insurance company acceptable to Lender and insuring the Mortgage as a valid first lien on the Mortgaged Property, with such endorsements as Lender shall require and subject to the Permitted Exceptions identified in the Mortgage;

(l) UCC-1 financing statements required to evidence or perfect Lender’s security interest in the personal property now or hereafter owned by the Borrower and located on or used in connection with the Mortgaged Property and UCC-1 financing statements required to perfect Lender’s security interest in the Collateral;

(m) an appraisal of the Mortgaged Property;

(n) financial statements and tax returns for each Borrower, and each Guarantor;

(o) evidence of a search of the public records which discloses no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements filed or recorded against any Borrower or the Mortgaged Property;

(p) a survey of the Mortgaged Property prepared in accordance with the “Minimum Standard Detail Requirements for ALTA and ACSM Land Title Surveys” jointly established by ALTA and ACSM in 2005, as updated, and certified to Lender by a registered land surveyor acceptable to the Lender (“Survey”);

(q) copies of all permits or approvals required by Governmental Authorities to such date with respect to Borrower or the Mortgaged Property, to the extent the same are necessary and appropriate to operate and develop the Mortgaged Property.

(r) an environmental audit of the Mortgaged Property (Phase I and, if necessary Phase II);

(s) the operating agreement of each Borrower certified by the Manager of each Borrower;

(t) an incumbency certificate of each Borrower which shall certify the names and titles of the members of the limited liability company authorized to sign, in the name and on behalf of Borrower this Agreement and each other Loan Document to be delivered pursuant to this Agreement by Borrower, together with the true signatures of such officers, upon which certificate the Lender may conclusively rely;

(u) consents of the limited liability company authorizing the transactions to be entered into by Borrower in connection with this Agreement;

(v) evidence that the Mortgaged Property is not located in a federal or state flood hazard area;

(w) certification regarding debts and liens, executed by the owner of the Mortgaged Property;

(x) payment of the Short Interest, the Fee (as such terms are defined herein and in the Note) and other fees and expenses required to be paid to or on behalf of Lender in connection with the Loan;

(y) opinions of legal counsel to the Borrower with respect to such matters as the Lender may reasonably request including, but not limited to, opinions from Borrower’s local Florida counsel and Borrower’s New Jersey counsel;

(z) an opinion of legal counsel to the Guarantor with respect to such matters as the Lender may reasonably request including, but not limited to, opinions from Guarantor’s local Florida counsel and Guarantor’s New Jersey counsel; and

(aa) evidence of the appointment of a New Jersey agent to accept service of process on behalf of each Borrower and Guarantor, pursuant to the requirements of the Loan Documents;

(bb) evidence demonstrating current full compliance with all applicable zoning, health, environmental and safety laws, ordinances and regulations (including, without limitation, approval of local, private or public sewage or water utility);

(cc) certification from Borrower that Borrower is not a party to any existing or pending or threatened litigation, except as previously disclosed to Lender; and

(dd) evidence demonstrating receipt of all appropriate approvals meeting all applicable requirements of all Governmental Authorities having jurisdiction including, but not limited to, subdivision and site plan approvals, potable water supply, sewage discharge and sewage connection, use of septic tanks or alternatives.

(ee) satisfactory evidence that all roads and utilities necessary for the full utilization of the Collateral for its intended purposes have been completed or the presently installed and proposed roads and utilities will be sufficient for the full utilization of Collateral for its intended purposes.

(ff) such other agreements, certificates or other documents as Lender or Title Insurance Company may reasonably request;

6. Representations and Warranties of Borrower. To induce Lender to make the Loan pursuant to this Loan Agreement, each Borrower, jointly and severally, hereby represents and warrants to Lender as follows:

(a) By its acceptance of Lender’s funds and execution of the Loan Documents, Borrower acknowledges, agrees and confirms that it has no defense, offset or counterclaim for any occurrence in relation to this Loan and Borrower acknowledges that Lender has complied with all of its obligations under the Loan Documents as of the date hereof.

(b) Each Borrower is a limited liability company, duly organized under the laws of the State of Florida and has all requisite power and authority and legal right to own its property, to carry on its business as it is now being conducted, to enter into this Agreement and the other Loan Documents entered into by it and to perform all of its obligations hereunder and thereunder.

(c) The execution and delivery by each Borrower of the Loan Documents, and the performance of its obligations thereunder, have been duly authorized by all necessary action, corporate or otherwise, and do not and will not: (i) require any further action, consent or approval on the part of the members of any Borrower; (ii) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to any Borrower, or the members of such Borrower; or (iii) result in any breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which any Borrower or its properties may be bound or affected, and each Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

(d) The Loan Documents have been duly executed and delivered by each Borrower and are legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms.

(e) Except as previously disclosed to Lender, there is no material action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, governmental instrumentality, public board or arbitrator pending or threatened against or affecting any Borrower or any of its properties or rights, wherein an unfavorable decision, ruling or finding would (i) to the extent not covered by insurance as to which the insurer has not disclaimed coverage, result in any material adverse change in the financial condition, business, properties or operations of Borrower; (ii) materially or adversely effect the transactions evidenced by the Loan Documents; (iii) materially impair the right of either to carry on its business substantially as now conducted; or (iv) adversely effect the validity or enforceability of the Loan Documents.

(f) To the best of each Borrower’s knowledge, each Borrower is in compliance with all laws applicable to such Borrower or its properties or assets.

(g) Each Borrower is a pre-existing limited liability company and is actively engaged in the operation of its business and has not been created as a vehicle to obtain the Loan. The proceeds of the Loan will be used by the Borrower for the purposes set forth in Paragraph 6(r) in connection with the operation of the Borrower’s business, and the proceeds of the Loan will not be paid over or diverted by Borrower to any member, manager, officer, director, trustee, shareholder of Borrower, any Guarantor or any other person.

(h) The following entity constitutes the sole member of Costa Blanca II Real Estate, LLC and its respective membership interest in Costa Blanca II Real Estate, LLC is set forth opposite its name:

            Tierra Del Sol Resort (Phase 2), Ltd. 100%

(i) The following entity constitutes the sole member of Costa Blanca III Real Estate, LLC and its respective membership interest in Costa Blanca III Real Estate, LLC is set forth opposite its name:

            Tierra Del Sol Resort (Phase 2), Ltd.  100%

(j) The following entity constitutes the sole member of TDS Town Homes (Phase 1), LLC and its respective membership interest in TDS Town Homes (Phase 1), LLC is set forth opposite its name:

      Tierra Del Sol Resort (Phase 1), Ltd.  100%

(k) The following entity constitutes the sole member of TDS Town Homes (Phase 2), LLC and its respective membership interest in TDS Town Homes (Phase 2), LLC is set forth opposite its name:

            Tierra Del Sol Resort (Phase 2), Ltd.  100%

(l) There has been no material adverse change in the condition, financial or otherwise, of any Borrower or any Guarantor since the date of its financial statements furnished to Lender.

(m) Each Borrower’s properties and assets reflected on its financial statements referred to above, and all such properties and assets are free and clear of all mortgages, pledges, liens, charges or other encumbrances, except as reflected on such financial statements which have been previously provided to Agent.

(n) Each Borrower and each Guarantor have each filed all federal, state and other income or franchise tax returns which are required to be filed and have paid all taxes due or which may become due pursuant to such returns or pursuant to any assessment received by it.

(o) All timely authorizations, permits, approvals and consents of Governmental Authorities which may be required in connection with the valid execution and delivery of this Agreement and the other Loan Documents and the carrying out or performance of any of the activities or transactions required or contemplated hereunder or thereunder have been applied for or obtained (and remain in full force and effect).

(p) All financial statements, information and other financial data furnished by any Borrower and any Guarantor to Lender in connection with the Agreement (i) were true, correct and complete in all material respects, as of the date of said financial statements, information and other data, (ii) such financial statements present fairly the financial condition of such Borrower and such Guarantor at the respective dates thereof and the results of operations and changes in financial position for the periods to which they apply, and (iii) there have been no material adverse changes in the financial condition of Borrower or any Guarantor since the delivery by Borrower or the Guarantor, as the case may be, to Lender of the most recent financial statements.

(q) Each Borrower’s assets, at a fair valuation, exceed such Borrower’s liabilities (including, without limitation, contingent liabilities). Every Borrower is paying its debts as they become due and each Borrower anticipates the continuing ability to pay its debts as they become due. Each Borrower has capital and assets sufficient to carry on its business.

(r) Proceeds from the Loan shall be used only as set forth in this Agreement, the Closing Statement, and for other proper limited liability company purposes. No part of the proceeds of the Loan shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for the purpose of purchasing or carrying or trading in any stock under such circumstances as to involve Borrower in a violation of Regulation U of the Board of Governors of the Federal Reserve System. In particular, without limitation of the foregoing, no part of the proceeds from the Loan are intended to be used to acquire any publicly-held stock of any kind. As used in this subparagraph (r), the terms “margin stock” and “purpose of purchasing or carrying” shall have the meanings assigned to them in the aforesaid Regulation U, and the term “publicly-held,” in respect to securities, shall have the meaning assigned to it in Section 220.7(a) of Regulation T of the Board of Governors of the Federal Reserve System.

(s) No Borrower is not in violation of or in default under (nor on the Closing Date is there any waiver in effect which, if not in effect, would result in a violation or default under) any provision of such Borrower’s operating agreement, or under any provision of any agreement, indenture, evidence of indebtedness, loan or financing agreement, certificate, lease or other instrument to which it is a party, or by which it is bound, or of any law, governmental order, rule or regulation, in any such case under this subparagraph (s) so as to affect adversely in any material manner its business, assets or financial conditions.

(t) All statements, representations and warranties made by any Borrower or any other person in this Agreement, any other Loan Document and any other agreement, document, certificate or instrument previously furnished or to be furnished by said person to Lender under this Agreement or in connection with the Loan: (i) are and shall be true, correct and complete in all material respects at the time they were made and, in the case of those made prior to the Closing Date, on and as of the Closing Date, (ii) do not and shall not contain any untrue statement of a material fact at the time made, and (iii) do not and shall not omit to state a material fact at the time made necessary in order to make the information contained herein or therein not misleading or incomplete. Each Borrower understands that all such statements, representations and warranties shall be deemed to have been relied upon by Lender as a material inducement to provide the Loan.

(u) No person is entitled to receive from Borrower any brokerage commission, finder’s fee or similar fee or payment in connection with the consummation of the transactions contemplated by this Agreement except Whitestone Realty Capital. No brokerage or other fee, commission or compensation is to be paid by Lender by reason of any act, alleged act or omission of Borrower with respect to the transaction contemplated hereby.

(v) Except as set forth in that certain Phase I report dated November 26, 2006 and prepared by Universal Engineering Sciences, Inc., no Borrower has knowledge of any of the following:

(i) The release or threatened release of any hazardous substance, pollutant or contaminant as each such term is presently defined in any applicable Environmental Laws resulting from any activity by or on behalf of Borrower or any predecessor in interest to the Mortgaged Property, including, without limitation, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant at any of the past or present business locations and facilities of Borrower; or

(ii) Any past or future action taken or to be taken by any federal, state, county or municipal Governmental Authority or by any other person under any applicable Environmental Laws concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface water or the environment in general from any of the past or present business locations and facilities of Borrower; or

(iii) Any claims or actions brought or which are threatened to be brought by any Person against Borrower for damages occurring at or outside of any of the past or present business locations and facilities of Borrower resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by Borrower or any predecessor in interest, including, without limitation, claims for health effects to Persons, property damage and/or damage to natural resources.

(w) (A) Borrower’s address set forth above is the location of Borrower’s chief executive office, and is the only location where Borrower keeps its records concerning its Accounts, and its inventory and equipment. (B) Within four (4) months of the date of this Agreement, none of Borrower’s assets have been moved from any jurisdiction or other locations than the present location of assets set forth above except for inventory or equipment purchased or sold by Borrower in the ordinary course of business from persons or entities customarily selling such inventory or equipment. (C) As of the date hereof, no inventory is now stored with a bailee, warehouseman or similar party. (D) As of the date hereof, Borrower does not hold any goods belonging to third parties or in which other parties have an interest, including any goods sold on a bill and hold basis. (E) Borrower does not presently purchase or otherwise hold goods on a consignment basis. (F) None of Borrower’s inventory is of a nature that contains any labels, trademarks, trade names, or other identifying characteristics which are the properties of third parties, and the use of which by Borrower is in violation of the rights of such third parties or under license, royalty or similar agreements with any third parties. (G) No persons hold any goods of Borrower. (H) Borrower has not purchased any inventory or equipment except in the ordinary course of business for value and from persons customarily in the business of selling such inventory or equipment. (I) Borrower does not hold any instrument or chattel paper connected with any Account. (J) Borrower does not own any trademarks, trade names, patents or copyrights. (K) No surety bonds have been issued on behalf of Borrower with respect to any contracts or purchase orders out of which Accounts Receivable have arisen or are expected to arise.

(x) Borrower is the owner and the operator of the Mortgaged Property.

(y) Borrower has all approvals necessary so that the final development permit that Polk County, Florida has issued in connection with the Mortgaged Property is valid.

7. Survival of Representations and Warranties. The foregoing representations and warranties shall survive the execution of this Loan Agreement and the closing of the Loan.

8. Affirmative Covenants. To induce Lender to make the Loan pursuant to this Agreement, each Borrower, jointly and severally, hereby covenants and agrees that so long as the Loan shall remain outstanding hereunder, each Borrower shall comply with the following covenants:

(a) Borrower shall keep and maintain complete and accurate books, accounts and records. Borrower shall permit access thereto and examination thereof by Lender and any authorized representatives of Lender, at all reasonable times and places during normal business hours (including the right to make copies thereof at the cost and expense of Borrower).

(b) Borrower shall comply in all material respects with all applicable federal, state, county and municipal laws, rules, regulations and orders of any Governmental Authority having jurisdiction over Borrower, subject to the limitations expressly set forth in the Mortgage, except to the extent contested in good faith and by proper proceedings or where the failure to so comply would not have a material adverse effect on Borrower, including, without limitation, all Environmental Laws and health and safety laws.

(c) Borrower shall promptly notify Lender of the occurrence of any Event of Default or an event which, with the giving of notice or passage of time or both, would constitute an Event of Default and of the occurrence of any event or the commencement of any action, suit or proceeding which, if adversely determined, would adversely affect the condition, financial or otherwise, of Borrower or Guarantor.

(d) Borrower shall indemnify, protect, defend and save harmless the Indemnified Parties from and against (i) any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, by third parties including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan and the transactions contemplated herein, and (ii) any and all losses, damages, expenses or liabilities sustained by Lender in connection with any environmental sampling or cleanup relating to any properties or assets owned or otherwise used by Borrower in the operation of its business, or mandated by any Environmental Law; provided, however, Borrower shall not be obligated to indemnify, protect, defend and save harmless an Indemnified Party, if the loss, damage, expense or liability was caused by or resulted from the gross negligence or willful misconduct of that Indemnified Party. In case any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrower, the Indemnified Party against whom such action was brought, shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and reasonably satisfactory to the Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement. Upon reasonable determination made by the Indemnified Party, the Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the Indemnified Party’s cost and expense. Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with Borrower’s consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any loss orliability by reason of such settlement or judgment. The provisions of this subparagraph (d) shall survive the termination of this Agreement and the final repayment of the Loan.

(e) If Lender shall so require, Borrower agrees to establish and maintain at a banking institution of Lender’s choice a lockbox, in accordance with Lender’s standard lockbox agreement in effect from time to time, and to direct all Account Debtors to make remittances on all Accounts to said lockbox. Any and all remittances received in said lockbox may be applied to the Obligations of Borrower to Lender in accordance with Paragraph (g) hereof.

(f) If, notwithstanding the notices to Account Debtors to remit payments on Accounts to the lockbox referred to above, Borrower receives any payments on Accounts or other Collateral, Borrower agrees to receive any and all payments and remittances on Accounts and Inventory and other Collateral, including cash, checks, drafts, notes, acceptances or other forms of payment in trust for Lender and to deliver such payments in the identical form in which they were received, together with collection reports in form satisfactory to Lender.

(g) All proceeds of any Account(s) and inventory and other Collateral which are delivered to or otherwise received by Lender for application to the Loan provided for herein shall be deemed received as of the date of actual receipt by Lender, and shall be applied by Lender on account of the Obligations upon Lender’s receipt of same; provided, however, that no checks, drafts, or other Instruments received by Lender shall constitute payment to Lender unless and until such item of payment has actually been collected by Lender. For the sole purpose of calculation of interest due to Lender from Borrower, all such proceeds and other payments on account of the Loan provided for in this Agreement, irrespective of the type or form of payment thereof shall not be considered applied on account of the Obligations until actual clearance of such funds.

(h) Borrower shall maintain all of its property in good working condition, ordinary wear and tear excepted (including obsolete and abandoned property).

(i) Borrower shall, within ten (10) days of the end of each month, deliver to Lender an aging of its Accounts and report of its inventory, and an aging of its accounts payable in such form as may be reasonably acceptable to Lender, and within thirty (30) days of the end of each month, a duly completed accounts receivable reconciliation report in such form as may be reasonably acceptable to Lender.

(j) Borrower will continue to hold all necessary licenses and permits for the operations of their business, including but not limited to contract vendor registrations and account numbers.

(k) Lender (by any of its officers, employees and agents) shall have the right, at any time or times during Borrower’s usual business hours (provided reasonable prior notice is given except if an Event of Default has occurred and is continuing), to inspect the Collateral, all records related thereto (and to make extracts from such records) and the premises upon which any of the Collateral is located, to discuss Borrower’s affairs and finances with any person and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral.

(l) (A) Lender shall have the right at any time and from time to time, without notice, to notify Account Debtors to make payments to Lender, to endorse all items of payment which may come into its hands payable to Borrower, to take control of any cash or non-cash proceeds of Accounts and of any returned or repossessed goods; to compromise, extend or renew any Account or deal with it as it may deem advisable, and to make exchanges, substitutions or surrenders of Collateral, to notify the postal authorities, after an Event of Default, to deliver all mail, correspondence or parcels addressed to Borrower to Lender at such address as Lender may choose. (B) Borrower herewith appoints Lender or its designee as Attorney-in-Fact to endorse Borrower’s name on any checks, notes, acceptances, drafts or any other instrument or document requiring said endorsement and to sign Borrower’s name on any invoice or bills of lading relating to any Account, or drafts against its customers, or schedules or confirmatory assignment on Accounts, or notices of assignment, financing statements under the Uniform Commercial Code, and other public records, and in verification of Accounts and in notices to Account Debtors. (C) Lender shall have no obligation to preserve any rights against any Person obligated on any Account, chattel paper, instrument or other item of Collateral. Lender shall not be permitted to exercise the rights granted to it under the foregoing clauses (A) and (B) prior to an Event of Default.

(m) Borrower will furnish Lender with at least ten (10) days’ prior written notice of any change in location of or addition to its chief executive office, the office where it keeps its records concerning its Accounts, its location of Inventory, Equipment and other assets, and other business locations.

(n) Pay and discharge, and require its subsidiaries to pay and discharge, when due, all taxes, assessments or other governmental charges imposed on them or any of their respective properties, unless the same are currently being contested in good faith by appropriate proceedings and adequate reserves are maintained therefor.

(o) Operate its properties, and cause those of its subsidiaries to be operated in compliance with all applicable orders, rules and regulations promulgated by the jurisdictions and agencies thereof where such properties are located and duly file or cause to be filed such reports and/or information returns as may be required or appropriate under applicable orders, regulations or law.

(p) Permit the Lender’s representatives and/or agents full and complete access to any or all of the Borrower’s and its subsidiaries’ properties and financial records, to make extracts from and/or audit such records and to examine and discuss the Borrower’s properties, business, finances and affairs with the Borrower’s officers and outside accountants.

(q) Obtain lien releases and lien waivers, in a statutory standard form, as and when Borrower pays contractors, materialmen, laborers providing labor, equipment, or materials to the Mortgaged Property and submit copies of the same to Lender.

(r) Borrower shall provide to Lender and Lender’s counsel within thirty (30) days of the date hereof, written evidence of the Property’s zoning classification from Polk County, Florida, such evidence being satisfactory to Lender in its reasonable discretion.

(s) Borrower shall provide to Lender and Lender’s counsel within thirty (30) days of the date hereof, written evidence satisfactory to Lender in its reasonable discretion that public utilities are available for the development of the Property as represented to Lender.

(t) Borrower shall, within thirty (30) days of the date hereof, provide to Lender and Lender’s counsel written evidence satisfactory to Lender and Lender’s counsel in their reasonable discretion that the State of Florida Uniform Commercial Code Financing Statement filed on February 5, 2007 (No. 20070474045X) in favor of Regions Bank as the Secured Party has been amended to remove the reference to “All accounts, chattel paper, inventory, equipment, instruments, investment property, deposit accounts and general intangibles, and all replacements and proceeds relating thereto now owned or hereafter acquired by Debtor” as set forth in such financing statement.

(u) Borrower shall cause that certain Plat of Tierra del sol to be recorded in the public records of Polk County, Florida no later than April 30, 2007,

(v) Borrower shall, within one (1) year from the date hereof, remove that certain large storage tank (approximately 8,000 to 10,000 gallons) that is currently located on the Mortgaged Property.

9. Negative Covenants of Borrower. To induce Lender to make the Loan pursuant to this Agreement, each Borrower, jointly and severally, hereby covenants and agrees that so long as the Loan shall remain outstanding, each Borrower shall not:

(a) Except for Permitted Encumbrances as set forth in the Mortgage, at any time: (i) create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any nature upon or with respect to Borrower’s assets and properties or (ii) sign or file under the Uniform Commercial Code of any jurisdiction a financing statement which names Borrower as a debtor or (iii) sign any security agreement authorizing any secured party thereunder to file such financing statement. Borrower further covenants and agrees not to grant any similar negative pledge to any other lender.

(b) Except as to the sale or disposition of assets which are obsolete or worn out and are no longer used or useful in the conduct of its business, convey, sell, lease, assign, transfer, hypothecate or otherwise dispose of any of its now or hereafter acquired property, business or assets.

(c) Create, incur, suffer to exist, assume, guaranty, endorse, become a surety, or otherwise become liable for the debt or other obligations of any other Person whether directly or indirectly, or make or incur any advance, purchase commitment, other obligation or loan for the direct or indirect purpose of paying or discharging any such obligations.

(d) Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment income, any Person.

(e) Enter into any merger or consolidation or liquidate or wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, assign, transfer or otherwise dispose (directly or indirectly) of all or substantially all of its property, business or assets or make any material change in its present method of conducting business or permit any corporate guarantor to do any of the foregoing.

(f) Materially change, amend, alter or modify the bylaws/operating agreement or other governing documents of Borrower or permit any corporate guarantor to do any of the foregoing.

(g) Enter into or permit any Guarantor to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any officer, director, shareholder or partner of Borrower or any Guarantor or Affiliate of any of the foregoing.

(h) Declare or pay any dividends on, distributions on or make any payment on account of, or set apart assets or a sinking fund for the purchase, redemption, defeasance, retirement or other acquisition of, any interest, shares or any class of stock or any warrant or option to purchase any such stock whether now or hereafter outstanding or make any other distribution in respect thereof, directly or indirectly whether in cash or property or obligations.

(i) Create, incur, suffer to exist any indebtedness, except (i) indebtedness in respect of the Loan; (ii) indebtedness, if any, outstanding as of the date of this Agreement and shown on the financial statements previously delivered to Lender; and (iii) for new advances to the Borrower in connection with a loan in the combined amount of up to Twenty Five Million ($25,000,000) Dollars to Standford International Bank and Resorts Funding Group, LLC both of whom are current stockholders and investors of the Borrower; provided, however, that any such loan to Standford International Bank and Resorts Funding Group, LLC shall be subordinate to the Loan.

(j) Transfer, sell, lease or otherwise convey (directly or indirectly) any interest or shares of capital stock or membership or ownership interest in any guarantor; provided, however, that upon reasonable notice to Lender, American Leisure Holdings, Inc. shall be permitted to transfer shares of capital stock to a public company to be listed on the Alternative Investment Market in London, England.

(k) Purchase any Inventory or Equipment except in the ordinary course of business from persons customarily in the business of selling such Inventory or Equipment.

(l) Without prior written consent of Lender, remove the Collateral from its present location, except for the removal of Inventory upon its sale.

(m) Sell or transfer any Inventory to any Affiliate or subsidiary of Borrower except on arms length terms in the ordinary course of business.

(n) Sell, lease or transfer any of its equipment (except for abandoned or obsolete equipment) or other assets without the prior written consent of Lender except for sales of inventory in the ordinary course of business to good faith purchasers for value.

(o) Allow its existence of as a corporation/limited liability company to be other than in good standing and will not, without the prior written consent of Lender, dissolve or liquidate, or merge or consolidate with or acquire or affiliate with any other business entity or form any subsidiary.

(p) Change its name without furnishing to Lender at least ten (10) days’ prior written notice thereof.

(q) Utilize any trade name, and will not in the future utilize any trade name without furnishing to Lender at least ten (10) days prior written notice thereof.

(r) Change the nature of its business.

(s) Sell, assign, transfer or dispose of any of its accounts or notes receivable, with or without recourse, except to the Lender.

         (t) Except after notice to Lender and with Lender’s prior written consent, partition or subdivide the Mortgaged Property.

10. Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) failure of any Borrower to make any payment of any installment of principal or interest when due under the Note;

(b) failure of any Borrower to pay any other sum when due hereunder or under the Note or any other Loan Document;

(c) any representation or warranty of any Borrower or any Guarantor made herein or in any other Loan Document or in any other writing given to Lender in connection    with the Loan shall have been incorrect in any material respect as of the time when the same shall have been made or is nor accurate when a further disbursement is to be made to Borrower;

(d) the occurrence of an Event of Default under the Mortgage or any other Loan Document, subject to any applicable notice and/or cure periods;

(e) the sale, conveyance, assignment, transfer or other disposition or divestiture of Borrower’s title to any of the Collateral, or the mortgage or other conveyance of a security interest in, or other encumbrance on any of the Collateral or any interest therein, whether voluntary or involuntary, except as provided herein or in any of the Loan Documents;

(f) any merger, consolidation, liquidation or dissolution, or the sale or transfer of all or substantially all of the assets, of any Borrower;

(g) except as may be permitted herein or in any of the Loan Documents, the transfer (directly or indirectly) of any of the stock or other ownership interest of any Borrower or Guarantor;

(h) any default in the performance or observance of any term, covenant or agreement to be performed by any Borrower or any Guarantor in this Loan Agreement or in any Loan Document;

(i) the use of proceeds of the Loan for any purpose other than the purpose described in Paragraph 6(r);

(j) any Loan Documents for any reason shall cease to be in full force and effect, the liens on the Collateral purported to be created thereby shall cease to be or are not valid and perfected liens having priority over all other liens except any encumbrances specifically permitted under such Loan Documents, or any Guarantor shall assert that it has no liability under the Guaranty to which it is a party;

(k) one or more judgments or decrees shall be entered against any Borrower in excess of $25,000 or any Guarantor (not paid or fully covered by insurance) and all such judgments or decrees shall not have been vacated or discharged, stayed or bonded pending appeal within ninety (90) days from the entry thereof;

(l) if any Borrower or any Guarantor becomes insolvent;

(m) if any Borrower or any Guarantor generally does not pay its debts as they become due;

(n) if any Borrower or any Guarantor makes an assignment for the benefit of creditors;

(o) if any Borrower or any Guarantor calls or causes to be called a meeting of creditors for the composition of debts;

(p) if there shall be filed by or with the consent or authorization of any Borrower or any Guarantor a petition in bankruptcy for liquidation or for reorganization, or a custodian, receiver or agent is appointed or authorized to take charge of its properties, or any Borrower or any Guarantor authorizes any such action;

(q) if there shall be filed against any Borrower or any Guarantor a petition in bankruptcy, for liquidation, or for reorganization, or a custodian, receiver, or agent is appointed or authorized to take charge of its properties and any Borrower or any Guarantor, as the case may be, has not consented to or authorized such action and such action is not dismissed within sixty (60) days; and

(r) if any license, permit, registration, vendor account or other approval required for the normal operation of any Borrower’s business or any of the Collateral shall be suspended or shall cease to be in full force and effect.

Notwithstanding anything contained herein to the contrary, (i) Borrower shall have a ten (10) calendar day grace period with respect to any payments referenced in subsection (b) of this Section 10, and (ii) Borrower shall be provided with written notice from Lender and a thirty (30) calendar day grace period to diligently cure same with respect to the occurrence of any event described in subsections (c), (h), (l), (m), (o) and (r) of Section 10; provided, however, that the giving of such notice and/or grace period shall not have a material adverse effect on the Lender, the Collateral, the Mortgaged Property and/or Lender’s lien on the Mortgaged Property, as determined by Lender in its reasonable discretion.

11. Remedies.

(a) Upon the occurrence of an Event of Default (subject to any applicable cure periods) and at any time thereafter during the continuance of such Event of Default, in addition to any remedies available to Lender under applicable law, Lender may take one or more of the following remedial steps in any order of priority:

(i) Declare immediately due and payable the outstanding principal balance of the Note, together with all accrued and unpaid interest, fees and other sums or expenses payable thereunder and hereunder and accordingly accelerate payment thereof without presentment, demand, notice of intention to accelerate, notice of acceleration or notice of any other kind, all of which are expressly waived;

(ii) Take any action at law or in equity against any Borrower or any Guarantor pursuant to the Guaranty (a) to collect the payments then due and thereafter to become due under the Loan Documents, or (b) to enforce performance and observance of any obligation, agreement or covenant of Borrower or such other parties under the Loan Documents;

              (iii) Exercise any and all rights and remedies provided for in the other Loan Documents as they relate to any Borrower or any Guarantor pursuant to the Guaranty.

(iv) Proceed with or without judicial process to take possession of all or any part of the Collateral provided for herein not already in the possession of Lender and each Borrower agrees that upon receipt of notice of Lender’s intention to take possession of all or any part of said Collateral, Borrower will do everything reasonably necessary to assemble the Collateral and make same available to Lender at a place to be designated by Lender. Borrower hereby waives any and all rights it may have, by statute, constitution or otherwise to notice from Lender, for Lender to obtain possession, by Court proceedings or otherwise, of the Collateral provided for in this or in any other agreement with Lender;

(v) So long as Lender acts in a commercially reasonable manner, assign, transfer and deliver at any time or from time to time the whole or any portion of the Collateral or any rights or interest therein in accordance with the Uniform Commercial Code, and without limiting the scope of Lender’s rights thereunder, Lender may sell the Collateral at public or private sale, or in any other manner, at such price or prices as Lender may deem best, and either for cash or credit, or for future delivery, at the option of Lender, in bulk or in parcels and with or without having the Collateral at the sale or other disposition. Lender shall have the right to be the purchaser at any public sale. Lender shall have the right to conduct such sales on Borrower’s premises or elsewhere and shall have the right to use Borrower’s premises without charge for such sales for such time or times as Lender may see fit. Lender is hereby granted license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the collateral, in advertising for sale and selling any collateral and Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit. Borrower agrees that a reasonable means of disposition of Accounts shall be for Lender to hold and liquidate any and all Accounts. In the event of a sale of the Collateral, or any other disposition thereof, Lender shall apply all proceeds first to all costs and expenses of disposition, including reasonable attorneys’ fees, and then to the Obligations of Borrower to Lender;

(vi) Elect to retain the Collateral or any part thereof in satisfaction of all Obligations due from Borrower to Lender upon notice of such proposed election to Borrower and any other party as may be required by the Uniform Commercial Code; and

(vii) Lender shall have the right immediately, and without notice or other action to set-off against any of any Borrower’s Obligations to Lender any sum owed by Lender in any capacity to any Borrower whether due or not, and Lender shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of a Default, even though the actual book entries may be made at some time subsequent thereto.

(b) No remedy conferred in this Agreement or the other Loan Documents is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or equity or by statute or otherwise.

12. Payment of Expenses.

(a) Borrower agrees that it shall pay, within ten (10) days after demand, all out-of-pocket expenses incurred by Lender in connection with this transaction including, without limitation, fees and expenses for any title searches required hereunder, recording and filing fees, and reasonable attorneys’ fees incurred by Lender in connection with the Loan (including any amendments and waivers), the preparation of the Loan Documents, the administration of the Loan, inspection of the Mortgaged Property during the course of the Project and the enforcement Lender’s rights and remedies under the Loan Documents.

(b) If Borrower should fail to perform or observe, or to cause to be performed or observed, any covenant or obligation under this Agreement or any of the other Loan Documents, then the Lender, may (but shall be under no obligation to) take such steps as are necessary to remedy any such nonperformance or nonobservance and provide for payment thereof, if any (which shall include, without limitation, steps necessary to cure any defaults of Borrower under any lease).

(c) All amounts expended or advanced by the Lender pursuant to this Paragraph 12 shall become part of the outstanding principal balance of the Loan and the Note, shall be secured by, among other things, the Mortgage, shall become due and payable by the Borrower upon demand by Lender, and shall bear interest at the Default Rate (such interest to be calculated from the date of such advance by Lender to the date of repayment thereof by Borrower).

13. Lender’s Right to Assign. Lender shall have the right to sell, assign, transfer or dispose of all or any part of its interest in the Loan without the consent or approval of Borrower or Guarantor.

14. Default Interest Rate. All sums advanced and all expenses incurred by Lender pursuant to any provision of this Agreement or of the other Loan Documents which are not paid when due shall bear interest at the Default Rate set forth in the Note from the date such sum was due until such sum is paid in full and shall be secured by the Mortgage.

15. Usury Savings. Notwithstanding anything to the contrary contained herein, under no circumstances shall the aggregate amount paid or agreed to be paid hereunder or under the Note exceed the highest lawful rate permitted under applicable usury law (the “Maximum Rate”) and the payment obligations of Borrower under this Agreement and the Note are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid hereunder or under the Note shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, Borrower stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Borrower and Lender or the holder of the Note, and the party receiving such excess payments shall promptly credit such excess (only to the extent such payments are in excess of the Maximum Rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Borrower.

16. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and a person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Kennedy Funding, Inc.
Two University Plaza, Suite 402
Hackensack, New Jersey 07601
Attention: Jeffrey Wolfer
Facsimile No. (201) 342-8373

With a copy to:	Cole, Schotz, Meisel, Forman & Leonard P.A.
25 Main Street
Hackensack, New Jersey 07602-0800
Attention: Michael R. Leighton, Esq.
Facsimile No.: (201) 489-1536

If to Borrower : Costa Blanca II Real Estate, LLC 2460 Sand Lake Road Orlando, Florida 32809
With a copy to:	Jason G. Williams, Esq.
American Leisure Holdings, Inc.
2460 Sand Lake Road
Orlando, Florida 32809
Facsimile No.: (407) 251-8455

With a copy to:	Philip L. Logas, Esq.
Philip L. Logas, P.A.
55 E. Pine Street
Orlando, Florida 32801
Facsimile No.: (407) 849-1570

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a business day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a business day.

17. No Waiver. No course of dealing between Borrower and Lender or any failure or delay on the part of Lender in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder. In the event any agreement contained in this Agreement or the other Loan Documents should be breached and thereafter waived by Lender, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder or thereunder.

18. Failure to Exercise Rights. Nothing herein contained shall impose upon Lender any obligation to enforce any terms, covenants or conditions contained in this Agreement and the other Loan Documents. Failure of Lender, in any one or more instances, to insist upon strict performance of any terms, covenants or conditions of this Agreement and the other Loan Documents, shall not be considered or taken as a waiver or relinquishment by Lender of its right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance with all the terms, covenants and conditions of this Agreement and the other Loan Documents. The consent of Lender to any act or omission by Borrower shall not be construed to be a consent to any other or subsequent act or omission or a waiver of the requirement for Lender’s consent to be obtained in any future or other instance.

19. Prohibition Against Exercise of Rights Applicable Only to Individual Lenders. Borrower is hereby prohibited from exercising against Lender or Agent any right or remedy which it might otherwise be entitled to exercise against any one or more (but less than all) of the individual parties constituting Lender, including, without limitation, any right of set-off or any defense.

20. Miscellaneous.

(a) Choice of Law. THE LOAN WAS NEGOTIATED IN THE STATE OF NEW JERSEY, THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW JERSEY, WAS EXECUTED AND DELIVERED BY BORROWER AND ACCEPTED BY LENDER IN THE STATE OF NEW JERSEY, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW JERSEY, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY, ENFORCEMENT AND FORECLOSURE OF THE LIENS AND SECURITY INTERESTS CREATED IN THE REAL PROPERTY COLLATERAL UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE JURISDICTION IN WHICH THE REAL PROPERTY COLLATERAL IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH JURISDICTION, THE LAW OF THE STATE OF NEW JERSEY SHALL GOVERN THE VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS, AND THE DEBT OR OBLIGATIONS ARISING HEREUNDER.

(b) Jurisdiction. AT LENDER’S ELECTION, TO BE ENTERED IN ITS SOLE DISCRETION, ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR LENDER ARISING OUT OF OR RELATING TO THIS NOTE OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW JERSEY, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT THE CORPORATION TRUST COMPANY, LOCATED AT 820 BEAR TAVERN ROAD, WEST TRENTON, NEW JERSEY 08628, AS ITS AUTHORIZED AGENT TO RECEIVE AND FORWARD ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW JERSEY, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED IN THE MORTGAGE, SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW JERSEY. BORROWER (1) SHALL GIVE PROMPT NOTICE TO THE LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (2) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW JERSEY (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (3) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW JERSEY OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

(c) Borrower and/or Guarantor (as applicable) agrees if Borrower and/or Guarantor is required to make any deduction or withholding of foreign taxes (or taxes imposed because Borrower and/or Guarantor is a foreign person or entity) from any payment due to Lender herein, then the amount payable to Lender upon which such deduction or withholding is based, shall be increased to the extent necessary to ensure that, after all deductions or withholdings, Lender is paid a net amount equal to the amount Lender would have been paid in the absence of such deduction or withholding. At Lender's request, Borrower and/or Guarantor shall provide Lender with documentation adequate to demonstrate payment of such deduction or withholding by Borrower and/or Guarantor under this provision.

(d) No modification or waiver of any provision of the Note or of this Agreement and no consent by Lender to any departure therefrom by the Borrower shall be effective unless such modification or waiver shall be in writing and signed by a duly authorized officer of Lender, and the same shall then be effective only for the period and on the conditions provided therein.

(e) Any condition of this Agreement or any other Loan Document which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its reasonable satisfaction and in its absolute discretion such existence or non-existence.

(f) Borrower and each Guarantor, as the case may be, shall execute and deliver, or cause to be executed and delivered to Lender, all other instruments, certificates and agreements as Lender or Lender’s counsel may reasonably require, including, but not limited to, estoppel certificates stating that the Loan is in full force and effect and that there are no defenses or offsets thereto, to effect, confirm or assure the rights, remedies and liens intended to be granted or conveyed to Lender under this Agreement or any other Loan Document.

(g) A determination that any portion of this Agreement or any of the Loan Documents is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provisions of this Agreement or any Loan Document to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provisions it may apply to other persons or circumstances.

(h) Without the consent of, or notice to Borrower, Lender may add one or more additional co-agents to this Loan.

21. Successors and Assigns.

(a) Borrower may not assign its rights under this Agreement without the prior written consent of Lender. Any such attempted assignment in violation of this Agreement shall be void and of no effect.

(b) All covenants and agreements in this Agreement shall bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto and any holder or holders of the Note or any portion thereof.

22. Waiver of Jury Trial. BORROWER AND LENDER AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY BORROWER OR LENDER ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, BORROWER WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT LENDER WOULD NOT EXTEND CREDIT TO BORROWER (AS APPLICABLE) IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

23. Releases of Collateral.

(a) The Lender may release, regardless of consideration, the obligation of any Person or Persons liable for payment of any of the Obligations secured hereby, or may release any part of the Mortgaged Property or any other collateral now or hereafter given to secure the payment of the Obligations or any part thereof, without impairing, reducing or affecting the obligations of the Borrower or Guarantors under the Loan Documents.

(b) Within thirty (30) days of Borrower’s request, provided: (i) Borrower is not in default hereunder or under any other Loan Document(s); and (ii) no event has occurred which with the passage of time and/or the giving of notice would constitute a default hereunder or under any other Loan Document(s), Lender shall release portions of the Mortgaged Property from the lien created by the Mortgage (“Released Property”) subject to: (i) Borrower’s payment to Lender of the Release Price (as hereinafter defined) for the Released Property, (ii) in Lender’s reasonable discretion, the loan-to-value ratio based on the “as improved” disposition value of the Mortgaged Property shall not be less than sixty percent (60%) as determined in accordance with Section 2(j) of this Agreement, (iii) Borrower’s compliance with the terms and conditions set forth in Subsection 2.20(d)(ii), (iv), (v), (vi), (ix) and (x) of the Mortgage, and (iv) with respect to the release of each Sale Unit, (1) evidence that such Sale Unit shall be transferred to an Affiliate Purchaser (as defined below), (2) an assignment of the proceeds of the sale of such Sale Unit (not to exceed $30,000) after the payment of the first mortgage on such Sale Unit, and (3) a pledge of the ownership interest in the Affiliate Purchaser, subject to any assignment to the first mortgagee, each in form and with substance satisfactory to Lender in its reasonable discretion. The Release Price for the Released Property shall be $50,000 for each townhouse and condominium unit to be released from the Mortgaged Property; provided, however, that the Release Price for each townhouse and condominium unit located on the Mortgaged Property after the release of the one hundred and sixtieth (160th) unit (a “Sale Unit”) shall be $50,000 at the time of the release plus an additional $30,000 (for a total payment towards the Loan of $80,000) when such Sale Unit is sold to an Affiliate of Borrower (“Affiliate Purchaser”).

(c) Within twenty (20) days of Borrower’s request, provided: (i) Borrower is not in default hereunder or under any other Loan Document(s); and (ii) no event has occurred which with the passage of time and/or the giving of notice would constitute a default hereunder or under any other Loan Document(s), Lender shall release a portion of the Mortgaged Property owned by TDS Amenities, Inc. as described on Exhibit A (the “TDS Property”), as determined by Lender in its sole discretion, from the lien created by the Mortgage subject to receipt by Lender of documentation evidencing that the TDS Property has been subdivided in a manner consistent with the documentation that is submitted to and approved by Lender prior to the release of the lien. At no cost to Lender, Lender shall cooperate with Borrower in securing the subdivision which shall be substantially in the form set forth on the swimming pool depiction as set forth on Exhibit A hereto.

(d) Notwithstanding the foregoing, within twenty (20) days of Borrower’s request, provided: (i) Borrower is not in default hereunder or under any other Loan Document(s) and (ii) no event has occurred which with the passage of time and/or the giving of notice would constitute a default hereunder or under any other Loan Document(s), Lender shall release the balance of Mortgaged Property owned by TDS Amenities, Inc. which is not the TDS Property (the “TDS Remainder Property”) from the lien created by the Mortgage subject to receipt by Lender of (1) documentation evidencing that the swimming pool on the TDS Remainder Property has been constructed, to Lender’s reasonable satisfaction, in accordance with the plans and specifications provided to Lender by Borrower and the contract submitted to Lender from Weller Pools, (2) such other documents as may be required by Lender in its reasonable discretion, (3) written evidence that the owners of all or any portion of the remainder of the Mortgaged Property shall have access to, and the ability to use, the swimming pool constructed on the TDS Remainder Property pursuant to easements established by the Borrower and reasonably acceptable to Lender, and (4) a Release Price in the amount of Two Million Nine Hundred Thousand ($2,900,000) Dollars.

24. Publicity.

(a) Lender shall have the right to issue news releases, and publicize and/or advertise the fact that it has provided financing with respect to the project and/or the Mortgaged Property and in connection therewith Lender shall have the right to photograph and use pictures of the Mortgaged Property in any such advertisements, brochures, print, media and other copy.

(b) At Lender’s request, Borrower, at Lender’s cost and expense, shall erect a suitable sign or signs at the Mortgaged Property in a location which is clearly visible to the public and otherwise reasonably acceptable to Lender. The Sign shall be prepared by Lender and may contain, among other things, that financing for the Mortgaged Property is being provided by Lender and otherwise publicize Lender’s role in the financing. Lender shall coordinate the placement and maintenance of such signs on the Mortgaged Property with Borrower.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

26. Joint and Several Liability. Notwithstanding anything contained herein to the contrary, each Borrower shall be jointly and severally liable for a breach of any and all covenants, representations, warranties, terms, obligations and liabilities under this Agreement.

27. Conflict. In the event of any conflict between the terms set forth in this Agreement and the terms set forth in Article 7 of that certain Guaranty of even date herewith executed by Malcolm J. Wright, American Leisure Holdings, Inc. and TDS Amenities, Inc. in favor of Lender (hereinafter referred to as the “Guaranty”) the terms set forth in the Guaranty shall supersede and prevail over any conflicting terms set forth in this Agreement; provided, however, that nothing contained in the Guaranty shall expand any notice or grace period set forth in this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Loan and Security Agreement as of the day and year first set forth above.

WITNESS: ________________________________ Print Name:	LENDER: KENNEDY FUNDING, INC.,as Agent By:________________________________ Name: Title:
WITNESS: /s/ Jason Williams________ Name: Jason Williams
BORROWER:

COSTA BLANCA II REAL ESTATE, LLC,
 a Florida limited liability company

By: Tierra del Sol Resort (Phase 2), Ltd.,
a Florida limited partnership, its manager

By: TDS Management, LLC,
 a Florida limited liability company, its general partner

By: /s/ Malcolm J. Wright___
         Name: Malcolm J. Wright
         Title: Manager

WITNESS: /s/ Jason Williams________ Name: Jason Williams
BORROWER:

COSTA BLANCA III REAL ESTATE, LLC,
a Florida limited liability company

By: Tierra del Sol Resort (Phase 2), Ltd.,
a Florida limited partnership, its manager

By: TDS Management, LLC,
a Florida limited liability company, its general partner

By:  /s/ Malcolm J. Wright___
         Name: Malcolm J. Wright
         Title: Manager

WITNESS: /s/ Jason Williams________ Name: Jason Williams
BORROWER:

TDS TOWN HOMES (PHASE 1), LLC,
a Florida limited liability company

By: Tierra del Sol Resort (Phase 1), Ltd.,
a Florida limited partnership, its manager

By: TDS Management, LLC,
a Florida limited liability company, its general partner

 By:  /s/ Malcolm J. Wright___
       Name: Malcolm J. Wright
       Title: Manager

WITNESS: /s/ Jason Williams________ Name: Jason Williams
BORROWER:

TDS TOWN HOMES (PHASE 2), LLC,
 a Florida limited liability company

By: Tierra del Sol Resort (Phase 2), Ltd.,
a Florida limited partnership, its manager

By: TDS Management, LLC,
 a Florida limited liability company, its general partner

 By:  /s/ Malcolm J. Wright___
       Name: Malcolm J. Wright
       Title: Manager

STATE OF NEW JERSEY)
) ss.:
COUNTY OF BERGEN	)

I certify that on __________ _____, 2007, __________ personally came before me and this person acknowledged under oath, to my satisfaction, that he:

(a) executed the attached Loan and Security Agreement; and

(b) was authorized to and did execute the attached Loan and Security Agreement on behalf of and as _______________ of Kennedy Funding, Inc., the entity named in this instrument, by virtue of authority granted by its bylaws and board of directors.

_ ___________
NOTARY PUBLIC

STATE OF FLORIDA	)
) ss.:
COUNTY OF ORANGE	)

I certify that on April 13, 2007, Malcolm J. Wright came before me in person and stated to my satisfaction that he/she:

(a) made the attached instrument; and

(b) was authorized to and did execute this instrument on behalf of and as Manager of TDS MANAGEMENT, LLC, a Florida limited liability company, the General Partner of TIERRA DEL SOL RESORT (PHASE 2), LTD., a Florida limited partnership, the Manager of COSTA BLANCA II REAL ESTATE, LLC, a Florida limited liability company (the “Company”), the entity named in this instrument, as the free act and deed of the Company, by virtue of the authority granted by its operating agreement and its members.

/s/ J.K. Hudson
NOTARY PUBLIC
                       #DD459074

STATE OF FLORIDA	)
) ss.:
COUNTY OF ORANGE	)

I certify that on April 13, 2007, Malcolm J. Wright came before me in person and stated to my satisfaction that he/she:

(a)  made the attached instrument; and

(b)  was authorized to and did execute this instrument on behalf of and as Manager of TDS MANAGEMENT, LLC, a Florida limited liability company, the General Partner of TIERRA DEL SOL RESORT (PHASE 2), LTD., a Florida limited partnership, the Manager of COSTA BLANCA III REAL ESTATE, LLC, a Florida limited liability company (the “Company”), the entity named in this instrument, as the free act and deed of the Company, by virtue of the authority granted by its operating agreement and its members.

/s/ J.K. Hudson
NOTARY PUBLIC
 #DD459074

STATE OF FLORIDA	)
) ss.:
COUNTY OF ORANGE	)

I certify that on April 13, 2007, Malcolm J. Wright came before me in person and stated to my satisfaction that he/she:

(a) made the attached instrument; and

(b) was authorized to and did execute this instrument on behalf of and as Manager of TDS MANAGEMENT, LLC, a Florida limited liability company, the General Partner of TIERRA DEL SOL RESORT (PHASE 1), LTD., a Florida limited partnership, the Manager of TDS TOWN HOMES (PHASE 1), LLC, a Florida limited liability company (the “Company”), the entity named in this instrument, as the free act and deed of the Company, by virtue of the authority granted by its operating agreement and its members.

/s/ J.K. Hudson
NOTARY PUBLIC
                                                       #DD459074

STATE OF FLORIDA	)
) ss.:
COUNTY OF ORANGE	)

I certify that on April 13, 2007, Malcolm J. Wright came before me in person and stated to my satisfaction that he/she:

(a)  made the attached instrument; and

(b)  was authorized to and did execute this instrument on behalf of and as Manager of TDS MANAGEMENT, LLC, a Florida limited liability company, the General Partner of TIERRA DEL SOL RESORT (PHASE 2), LTD., a Florida limited partnership, the Manager of TDS TOWN HOMES (PHASE 2), LLC, a Florida limited liability company (the “Company”), the entity named in this instrument, as the free act and deed of the Company, by virtue of the authority granted by its operating agreement and its members.

/s/ J.K. Hudson
NOTARY PUBLIC
                                                                               #DD459074

SCHEDULE A

DESCRIPTION OF THE COLLATERAL

A-1

SCHEDULE B

PRINCIPAL LOAN DOCUMENTS
1.	Loan Commitment dated March 20, 2007, as amended;
2.	Loan and Security Agreement dated as of the date hereof;
3.	Promissory Note dated as of the date hereof;
4.	Mortgage and Security Agreement dated as of the date hereof;
5.	Document Re-Execution Agreement dated as of the date hereof;
6.	Environmental Indemnity Agreement dated as of the date hereof;
7.	Assignment of Leases and Rents dated as of the date hereof;
8.	Assignment of Licenses, Contracts, Plans, Specifications, Surveys,
9.	Guaranty dated as of the date hereof;
10.	Loan Closing Statement dated as of the date hereof;
11.	UCC-1 Financing Statements.

B-1

SCHEDULE C

CRITERIA FOR FUNDING OF HOLDBACK

This Schedule C to the Loan and Security Agreement (the “Agreement”) dated April __, 2007 between COSTA BLANCA II REAL ESTATE, LLC, a Florida limited liability company, having an address at 2460 Sand Lake Road, Orlando, Florida 32809, COSTA BLANCA III REAL ESTATE, LLC, a Florida limited liability company, having an address at 2460 Sand Lake Road, Orlando, Florida 32809, TDS TOWN HOMES (PHASE 1), LLC, a Florida limited liability company, having an address at 2460 Sand Lake Road, Orlando, Florida 32809, TDS TOWN HOMES (PHASE 2), LLC, a Florida limited liability company (collectively, “Borrower”) and KENNEDY FUNDING, INC. (“Agent”), as agent for the lenders identified therein (Agent and such lenders are hereinafter collectively referred to as “Lender”) is hereby incorporated as a part of the Agreement with the same effect as if set forth in the body thereof. Capitalized terms not otherwise defined in this Schedule C shall have those meanings assigned to them in the Agreement.

In addition to any other terms, conditions and requirements under the Agreement with respect to the Holdback or any advance (each, an “Advance”) of the Holdback, Lender’s obligation to make any Advance shall be subject to the determination by Lender, in its reasonable discretion, that all of the following conditions are satisfied at the time of the disbursement, each in form, manner and substance satisfactory to Lender and its counsel:

1.
Sources and Uses. Each Advance shall be used for construction by Borrower of improvements with respect to the Project and for such purposes set forth in Paragraph 2 of the Agreement. Advances shall only be made by Lender upon satisfactory review and confirmation by Agent that the construction of the Project is proceeding and is being constructed according to the terms and conditions of any construction contracts or agreements to be executed by Borrower for the construction on the Project, each of which are subject to the approval of Agent, including without limitation, that certain Weller Pool contract.

2.
Borrower’s Draw Requests. Borrower may request an advance of the Holdback by delivering to Agent a draw request in substantially the form attached to this Schedule C (“Draw Request”) or as otherwise approved by Agent in its sole discretion. Draw Requests shall not be submitted more frequently than once in any one calendar month. Each Draw Request shall contain the sources and uses for such requested advance, reference the complete budget, the amounts of any previous draws, the percentage of work then complete, the amount requested for the then current draw request, and the balance remaining, all on a line by line basis.

3.
Plans and Specifications and Contracts. Each Advance shall only be used to pay expenses incurred in connection with the Project in accordance with the plans and specifications approved by Lender (as amended from time to time with Lender’s approval, the “Plans and Specifications”). Borrower shall submit to Agent copies of all contracts with respect to the Project entered into with third party contractors for materials provided or work performed on the Project (“Third Party Contractors”) and other hard construction costs related to the Project in accordance with the Plans and Specifications. Each contract shall be in form and substance and containing terms reasonably acceptable to Agent prior to Borrower submitting a Draw Request for monies due under such contracts.

4.
Lien Waivers and Verification of Payment. It shall be Borrower’s responsibility to obtain lien releases, in standard statutory form, as and when Borrower pays Third-Party Contractors and any other contractors, materialmen and laborers providing labor, equipment, or materials to the job. If required by Agent as a condition to any Draw Request, Borrower shall provide reasonable written verification (such as copies of cleared or pending checks) that funds previously drawn have been used for the purpose intended, and that Borrower has obtained lien releases from contractors.

5.
Loan Title Policy and Verification of Title. As a condition to the funding of any Draw Request, Borrower shall deliver or cause to be delivered to Agent an endorsement to the title policy issued to Lender with respect to the Loan and the Mortgage covering the date of disbursement and showing the Mortgage as a first, prior and paramount lien on the Mortgage Property subject only to the Permitted Encumbrances (as defined in the Mortgage), confirming that nothing has intervened to affect the validity or priority of the Mortgage, and such other instruments, documents and information as Agent or the title company insurer may reasonably request.

6.
Lender to Timely Process Borrower’s Draw Request. Lender shall authorize its disbursement to Borrower, by wire transfer, within fifteen (15) days of receipt of Borrower’s Draw Request provided that: (a) the Draw Request is in the proper form and accompanied by a copy of bona fide invoices from Third Party Contractors evidencing a request for payment for materials provided or work performed in connection with the Project, (b) Borrower has satisfied the conditions set forth in the Agreement with respect to the Holdback and this Schedule C and (c) Borrower provides Lender with evidence acceptable to Lender that the balance of the Holdback will be sufficient to pay all remaining costs in connection with the Project.

7.
Liens and Encumbrances. Lender shall not be required to make an Advance if at the time of such requested Advance there is any lien or encumbrance upon the Mortgaged Property (other than the Permitted Encumbrances), or while there is any change, question or claim of any kind whatsoever, whether of record or not, which, in the reasonable opinion of the Agent and its counsel, may constitute a cloud on the title to the Mortgaged Property, as applicable, render the title of the Mortgaged Property unmarketable, or otherwise invalidate or have priority over the Mortgage or other instruments securing the Loan, or any portion thereof, or in any way may render Lender’s position insecure. Further, Lender shall not be required to make an Advance if at the time of such requested Advance there shall have been a “discharge” of any “hazardous substances” or “hazardous wastes”, as those terms are defined by any applicable federal, state, or local environmental laws.

8.
Special Representations, Warrants and Covenants. Borrower represents, warrants and covenants to Agent and Lender that the Project will continue with reasonable diligence. Borrower represents, warrants and covenants to Agent and Lender that Lender and its agents, at all times prior to payment and satisfaction of the Loan, including on the occasion of each Advance, shall have the right of entry and free access to the Project and the right to inspect all of the work performed or furnished in and about the Project and to inspect subcontracts and records of Borrower. Borrower agrees to pay for all reasonable costs of such inspections to be performed by Agent and Lender or their agents.

9.
No Default. Lender shall have no obligation to make an Advance if at the time of the Draw Request or and after giving effect thereto there exists an Event of Default or other event which with the passage of time and/or the giving of notice would constitute a default under the Agreement or under any other Loan Documents.

DRAW REQUEST FORM

LENDER: KENNEDY FUNDING, INC.
BORROWER: COSTA BLANCA II REAL ESTATE, LLC, COSTA BLANCA III REAL ESTATE, LLC, TDS TOWN HOMES (PHASE 1), LLC, and TDS TOWN HOMES (PHASE 2), LLC

RE: LOAN AND SECURITY AGREEMENT between Lender and Borrower dated April ___, 2007 (“Loan Agreement”)

Date: ___________                                       Draw Request No._________

Amount of Draw Request:   $ _____________________

Attached to this Draw Request is a sources and uses for the funds in connection with this Draw Request which identifies (a) the use of funds requested to be advanced; (b) the amounts of any previous advances of the Holdback (as defined in the Loan Agreement); and (c) the work performed and costs incurred to date in connection with the Project (as defined in the Loan Agreement).

The Borrower certifies that attached herewith is a true, correct and complete copy of the invoices with respect to amounts requested under this Draw Request. The Borrower also certifies that (i) no Event of Default (as defined in the Loan Agreement), nor any event, circumstance or condition which with notice or the passage of time or both would be an Event of Default, has occurred and is continuing, (ii) Borrower knows of no fact or circumstance which will or could prejudice the construction or operation of the Project or repayment of the Loan; (iii) Borrower has received no affidavits or other notices in connection with the creation of a mechanic’s lien by any contractor, subcontractor or materialman; (iv) the budget for the Project has not been modified or amended in any material respect since the time it was previously approved by Lender; (v) the statements made in this Draw Request and any documents submitted herewith are true, correct and complete, and (vi) this Draw Request has been duly authorized by Borrower.

CERTIFIED AS TRUE AND CORRECT:

COSTA BLANCA II REAL ESTATE, LLC
COSTA BLANCA III REAL ESTATE, LLC                  AMERICAN LEISURE HOLDINGS, INC.
TDS TOWN HOMES (PHASE 1), LLC                  TDS AMENITIES, INC.
TDS TOWN HOMES (PHASE 2), LLC

By: ________________________________                  By________________________________
Name:                                    Name:
Title:                                          Title:

_________________________________
Malcolm J. Wright, individually

SOURCES AND USES

To be attached to Each Draw Request

SCHEDULE D

LENDERS

EXHIBIT A

DESCRIPTION OF TDS PROPERTY